Exhibit 99.2

For purposes of this Exhibit 99.2, (i) all references to “Zynga,” “we,” “our” and “us” refer to Zynga Inc. and its subsidiaries and (ii) all terms used and not otherwise defined have the meanings ascribed to them in Zynga’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Zynga 10-K”). For the avoidance of doubt, the Zynga 10-K is not incorporated by reference into this Current Report on Form 8-K.

Risks Related to Our Business and Industry

The COVID-19 pandemic and containment efforts across the globe have materially altered how individuals interact with each other and have materially affected how we and our business partners are operating, and the extent to which this situation will impact our future results of operations and overall financial performance remains uncertain.

The ongoing COVID-19 pandemic and resulting social distancing and shelter-in-place orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business.

As a result of the COVID-19 pandemic, we have temporarily closed Zynga offices around the world (including our corporate headquarters in San Francisco, California) and implemented travel restrictions. Towards the end of the first quarter of 2020, we implemented a remote working program across our global studios and supporting locations, and we engaged with significant vendors (such as Amazon), platform providers (such as Apple and Google), advertising partners (such as Facebook and Google) and other business partners to understand their operating conditions and continue to evaluate our business continuity plans. The full extent to which the COVID-19 pandemic and the various responses to it impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the COVID-19 pandemic, including any potential future waves of the COVID-19 pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the COVID-19 pandemic; the availability and cost to access the capital markets; the effect on our players and their willingness and ability to pay for our games and services; disruptions or restrictions on our employees’ ability to work and travel; and interruptions related to our cloud networking and gaming infrastructure and partners, including impacts on Amazon Web Services, mobile application platform providers, advertising partners and customer service and support providers. During the COVID-19 pandemic, we may not be able to provide the same level of product features and customer support that our players expect from us, which could negatively impact our business and operations. While substantially all of our business operations can be performed remotely, many of our employees are juggling additional work-related and personal challenges, including dealing with the prolonged duration of remote working environments, adjusting communication and work practices to collaborate remotely with work colleagues and business partners, managing technical and communication challenges of working from home on a daily basis, looking after children as a result of remote-learning and school closures, making plans for childcare, and caring for themselves, family members or other dependents who are or may become ill. If we seek to access the capital markets or increase our borrowing, there can be no assurance that financing and credit may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, players, partners and stockholders.

The COVID-19 pandemic and resulting social distancing, shelter-in-place and similar restrictions led to increased player engagement from current, lapsed and new players in our games relative to our quarterly forecast and historic trends. These increases in player activity may not be indicative of our financial and operating results in future periods. The effects of the COVID-19 pandemic on society and player behavior are highly uncertain. For example, primarily during the second quarter of 2020, we saw increased player engagement from current, lapsed and new players in our games relative to our quarterly forecast and historic trends. Since then, audience levels have started to return to levels more consistent with prior periods, while player engagement and monetization remain strong. These changes in player activity may not be indicative of our financial and operating results in future periods. Furthermore, there is no assurance that player behavior will not further decrease, including below historic levels, as the full impacts of the pandemic on society and the global economy become more clear. In 2021, we saw the return of shelter-in-place and curfew mandates in certain geographies and other efforts to combat the ongoing pandemic, and there is no certainty how these developments may affect our operations and player behavior.

In addition to the potential direct impacts to our business, the global economy has experienced significant volatility as a result of the actions taken in response to COVID-19, and future government intervention remains uncertain. An uncertain or weakened global economy may impact our players and their purchasing decisions within our games, consumers’ buying decisions across the globe and their impact on the allocation of advertising investments and the ability of our business partners to navigate this complex social health and economic environment, any of which could result in disruption to our business and results of our operations. We have experienced heightened levels of variability in the pricing of advertising both in terms of user acquisition and as it relates to our advertising revenues. If additional volatility or unexpected trends resulting in decreased pricing of advertising emerge, the revenue we make from advertisers paying to display ads in our games may be negatively impacted, particularly if the levels of player engagement in our games are not sufficient to offset these declines, and we may experience increased pressure on our overall margins, as our revenue may consist of higher contributions of sales of in-game virtual items.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus and its variants, the existence of any additional waves of the COVID-19 pandemic, the extent and effectiveness of containment actions, continued progress towards widespread rapid testing and effective treatment alternatives and vaccinations, and the impact of these and other factors on our employees, players and business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

Our business will suffer if we are unable to entertain our players, develop new games, improve the experience of our existing games and successfully monetize our games.

Our business depends on developing, publishing and continuing to service “free-to-play” games that consumers will download and spend time and money playing. We are primarily focused on mobile gaming, offering our games on mobile devices, including smartphones and tablets on Apple’s iOS and Google’s Android operating systems, and on social networking platforms such as Facebook and Snapchat. We have devoted and we expect to continue to devote substantial resources to the research, development, analytics and marketing of our games. Our development and marketing efforts are focused on improving the experience of our existing games (frequently through new content and feature releases for our live services), developing new games and successfully monetizing our games. We generate revenue primarily through the sale of in-game virtual items and advertising. For games distributed through third-party platforms, we are required to share a portion of the proceeds from in-game sales with the platform providers. Due to our focus on mobile gaming, these costs are expected to remain a significant operating expense. In order to be profitable, we need to generate sufficient revenue and bookings from our existing and new game offerings to offset our ongoing development, marketing and operating costs.

Successfully monetizing “free-to-play” games is difficult and requires that we deliver valuable and entertaining player experiences that a sufficient number of players will pay for or that we are able to otherwise sufficiently monetize our games (for example, by serving in-game advertising). The success of our games depends, in part, on unpredictable and volatile factors beyond our control including consumer preferences, competing games, new mobile platforms and the availability of other entertainment experiences. If our games do not meet consumer expectations, or if they are not brought to market in a timely and effective manner, our revenue and financial performance will be negatively affected.

In addition to the market factors noted above, our ability to successfully develop games for mobile platforms and their ability to achieve commercial success will depend on our ability to:

•	effectively market our games to existing and new players;

•	achieve benefits from our player acquisition costs;

•	achieve viral organic growth and gain customer interest in our games through free or more efficient channels;

•	adapt to changing player preferences;

•	adapt to new technologies and feature sets for mobile and other devices;

•	expand and enhance games after their initial release;

•	attract, retain and motivate talented and experienced game designers, product managers and engineers;

•	partner with mobile platforms and obtain featuring opportunities;

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continue to adapt game feature sets for an increasingly diverse set of mobile devices, including various operating systems and specifications, limited bandwidth and varying processing power and screen sizes;

•	minimize launch delays and cost overruns on the development of new games and features;

•	achieve and maintain successful customer engagement and effectively monetize our games;

•	maintain a quality social game experience and retain our players;

•	develop games that can build upon or become franchise games;

•	compete successfully against a large and growing number of existing market participants;

•	accurately forecast the timing and expense of our operations, including game and feature development, marketing and customer acquisition, customer adoption and success of bookings growth;

•	minimize and quickly resolve bugs or outages; and

•	acquire and successfully integrate high quality mobile game assets, personnel or companies.

These and other uncertainties make it difficult to know whether we will succeed in continuing to develop successful live service games and launch new games and features in accordance with our operating plan. If we do not succeed in doing so, our business, financial condition, results of operations and reputation will suffer.

Our industry is intensely competitive and subject to rapid changes. If consumers prefer our competitors’ products or services over our own, our operating results could suffer.

Competition in the entertainment industry, especially the mobile gaming segment, is intense and subject to rapid changes, including changes from evolving consumer preferences and emerging technologies. Many new games are introduced in each major industry segment (mobile, PC and console), but only a relatively small number of titles account for a significant portion of total revenue in each segment. Our competitors that develop mobile games vary in size and include companies such as Activision Blizzard, AppLovin, Aristocrat, DoubleU, Electronic Arts, Epic Games, ironSource, Moon Active, NetEase, Netmarble, Niantic, Nintendo, Playrix, Playtika, SciPlay, Scopely, Take-Two Interactive Software, Tencent, Ubisoft, Voodoo SAS and others. As we expand our global operations and gaming offerings, we increasingly face competition from online game developers and distributors who have primarily focused on specific international markets, such as NetEase, Netmarble and Tencent in Asia, and high-profile companies with significant online presences with new and expanded gaming offerings, such as Apple, Google, Microsoft and Snap. In addition, other large companies that to date have not actively focused on mobile and social games, such as Amazon and Facebook, may decide to develop mobile and social games or partner with other developers. Some of these current and potential competitors have significant resources for developing or acquiring additional games, may be able to incorporate their own strong brands and assets into their games, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact our industry. Furthermore, with our acquisition of Chartboost, our competitors also include mobile monetization and advertising platforms.

As there are relatively low barriers to entry to develop a mobile or online game, we expect new game competitors to enter the market and existing competitors to allocate more resources to develop and market competing games and applications. We also compete or will compete with a vast number of small companies and individuals who are able to create and launch games and other content for devices and platforms using relatively limited resources and with relatively limited start-up time or expertise. The proliferation of titles in these open developer channels makes it difficult for us to differentiate ourselves from other developers and to compete for players without substantially increasing our marketing expenses and development costs. As an entertainment company, we also face competition for the leisure time, attention and discretionary spending of our players from other non-gaming activities, such as social media and messaging applications, PC and console games, video streaming services, television, movies, sports, reading, audiobooks and the Internet. Increasing competition could result in loss of players, increasing player acquisition and retention costs, and loss of talent, all of which could harm our business, financial condition or results of operations.

Our operating results are volatile and difficult to predict, and our stock price may decline if we fail to meet the expectations of securities analysts or investors.

Our bookings, revenue, player metrics and operating results have fluctuated in the past and could vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance or the expectations of securities analysts or investors because of a variety of factors, some of which are outside of our control. Factors that may contribute to the variability of our operating results include the risk factors listed in these “Risk Factors” and the factors discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Our Performance.”

In particular, it is difficult to predict if, when or how quickly bookings from one of our games may begin to decline. This difficulty may be exacerbated in the short- to intermediate-term by increased uncertainty about player behavior related to the COVID-19 pandemic. These levels of player activity may not sustain over the short-term or longer-term, and there is no assurance that player behavior will not decrease, including below historic levels, as the full impacts of the COVID-19 pandemic on society and the global economy become clearer. In general, the success of our business depends on our ability to consistently and timely launch new games and features that achieve significant popularity and have the potential to become franchise games as bookings from our older games decline. It is difficult for us to predict with certainty when we will launch a new game as games may require longer development schedules or soft launch periods to meet our quality standards and our players’ expectations. If declines are higher than expected in a particular quarterly period, we experience delays in the launch of new games or features and/or new games do not monetize well, we may not meet our expectations or the expectations of securities analysts or investors.

In addition, we recognize revenue from the sale of our virtual items in accordance with U.S. GAAP, which is complex and based on our assumptions and historical data with respect to the sale and use of various types of virtual items. In the event of changes in our assumptions or new trends in the mix of virtual items sold, the amount of revenue that we recognize in any particular period may fluctuate significantly. In addition, changes in the policies of Apple, Google or other third party platforms or accounting policies promulgated by the SEC and national accounting standards bodies affecting software and virtual items revenue recognition could further significantly affect the way we report revenue related to our products. Such changes could have an adverse effect on our reported revenue, net income and earnings per share under U.S. GAAP. For example, recurring activity such as new game launches, our acquisition of games from a third party or periods of significant increased bookings can also result in increases in deferred revenue while we initially defer bookings over the estimated average playing period of payers. For further information regarding our revenue recognition policy, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies-Revenue Recognition”.

Given the rapidly evolving social game industry in which we operate, our historical operating results may not be useful in predicting our future operating results. In addition, metrics we have developed or those available from third parties regarding our industry and the performance of our games, including Mobile DAUs, Mobile MAUs, Mobile MUUs, Mobile MUPs and Mobile ABPU, may not be indicative of our future financial performance.

Our business will suffer if we are unable to successfully acquire or integrate acquired companies into our business or otherwise manage the growth associated with multiple acquisitions.

We have acquired games, businesses, personnel and technologies in the past, and we intend to continue to evaluate and pursue acquisitions and strategic investments. For example, in the second quarter of 2018, we acquired Gram Games Teknoloji A.S. (“Gram Games”), in early 2019, we acquired Small Giant Games Oy (“Small Giant”), in July 2020, we acquired Peak Oyun Yazılım ve Pazarlama Anonim Şirketi (“Peak”) after having purchased its casual card game division in the fourth quarter of 2017, in October 2020 we acquired Rollic Games Oyun Yazılım ve Pazarlama Anonim Şirketi (“Rollic”), in August 2021 we acquired Chartboost, Inc. and in October 2021 we acquired the game studio Beijing StarLark Technology Co., Ltd. (“StarLark”) along with the Golf Rival franchise. Each of these acquisitions requires unique approaches to integration due to, among other reasons, the structure of the acquisitions, their locations and cultural differences among their teams and ours, and has required, and will continue to require, attention from our management team. If we are unable to obtain the anticipated benefits from these acquisitions and strategic investments, or we encounter difficulties in integrating their operations with ours, our financial condition and results of operations could be materially harmed.

Challenges and risks from such investments and acquisitions include:

•	negative effects on products and product pipeline from the changes and potential disruption that may follow the acquisition;

•	diversion of our management’s attention;

•	declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships, or future prospects;

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the need to integrate the operations, systems, technologies, products and personnel of each acquired company, the inefficiencies and lack of control that may result if such integration is delayed or not implemented, and unforeseen difficulties and expenditures that may arise in connection with integration;

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the difficulty in determining the appropriate purchase price of acquired companies may lead to the overpayment of certain acquisitions and the potential impairment of intangible assets and goodwill acquired in the acquisitions;

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the difficulty in successfully evaluating and utilizing the acquired products, technology or personnel, including performing adequate due diligence while pandemic-related travel restrictions and social distancing requirements prevent in-office and in-person meetings and collaboration;

•	the potential incurrence of debt, contingent liabilities, amortization expenses or restructuring charges in connection with any acquisition;

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the need to implement controls, procedures and policies appropriate for a larger, U.S.-based public company at companies that prior to acquisition may not have as robust controls, procedures and policies, particularly, with respect to the effectiveness of cyber and information security practices and incident response plans, compliance with data privacy and protection and other laws and regulations protecting the rights of players and customers, and compliance with U.S.-based economic policies and sanctions which may not have previously been applicable to the acquired company’s operations;

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the difficulty in accurately forecasting and accounting for the financial impact of an acquisition transaction, including accounting charges and integrating and reporting results for acquired companies that have not historically followed U.S. GAAP;

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the fact that we may be required to pay contingent consideration in excess of the initial fair value, and contingent consideration may become payable at a time when we do not have sufficient cash available to pay such consideration;

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under purchase accounting, we may be required to write off deferred revenue which may impair our ability to recognize revenue that would have otherwise been recognizable which may impact our financial performance or that of the acquired company;

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risks associated with our expansion into new international markets and doing business internationally, including those described under the risk factor caption “Our international operations are subject to increased challenges and risks”;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

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the need to transition operations and players onto our existing or new platforms and the potential loss of, or harm to, our relationships with employees, players and other suppliers as a result of integration of new businesses;

•	the implications of our management team balancing levels of oversight over acquired businesses which continue their operations under contingent consideration provisions in acquisition agreements;

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our dependence on the accuracy and completeness of statements and disclosures made or actions taken by the companies we acquire or their representatives, when conducting due diligence and evaluating the results of such due diligence; and

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liability for activities of the acquired company before the acquisition, including intellectual property and other litigation claims or disputes, cyber and information security vulnerabilities, violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits, which could adversely affect our business, financial condition or results of operations. Our ability to grow through future acquisitions will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger acquisitions. In addition, depending upon the duration and extent of shelter-in-place, travel and other business restrictions adopted by us and imposed by various governments in response to the COVID-19 pandemic, we have and will continue to encounter new challenges in evaluating future acquisitions and integrating personnel, business practices and company cultures. Acquisitions could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt (and increased interest expense), contingent liabilities or amortization expenses related to intangible assets or write-offs of goodwill and/or intangible assets, which could adversely affect our results of operations and dilute the economic and voting rights of our stockholders. For more information, see Note 8 - “Goodwill and Intangible Assets, Net” in the notes to the consolidated financial statements included in the Zynga Form 10-K.

A small number of games have generated a majority of our revenue, and we must continue to launch, innovate and enhance games that players like and attract and retain a significant number of players in order to grow our revenue and sustain our competitive position.

Historically, we have depended on a small number of games for a majority of our revenue and we expect that this dependency will continue for the foreseeable future. Revenue and bookings from many of our games may decline over time after reaching a peak of popularity and player usage. As a result, our business depends on our ability to engage with players by consistently and timely launching new games and enhancing existing games with new content, features and events. We believe that certain games have the potential to become franchises that we plan to invest in and support with new games releases and introduction of new features to existing games. Constant game enhancement requires the investment of significant resources, particularly with older games, and such costs on average have increased.

It is difficult to consistently anticipate player demand on a large scale, particularly in relation to evolving player behavior and preferences in response to the COVID-19 pandemic and as we develop games in new categories or new markets, including international markets. If we do not successfully launch games that attract and retain a significant number of players and extend the life of our existing games, our market share, brand and financial results will be harmed.

We rely on a small portion of our total players for a substantial amount of our revenue and if we fail to grow our player base, or if player engagement declines, revenue, bookings and operating results will be harmed.

Compared to all players who play our games in any period, only a small portion are paying players. In 2021, we had approximately 1.3 million average Mobile MUPs (excluding players of our mobile messenger games (prior to the third quarter of 2021), our hyper-casual games which includes the games acquired from Rollic, Puzzle Combat, Merge Magic!, and games acquired from Gram Games, Small Giant, Peak and StarLark), who represented approximately 3.8% of our average Mobile MUUs. In order to sustain and grow our revenue levels, we must attract, retain and increase the number of paying players or more effectively monetize our players through advertising and other strategies. To retain players, we must devote significant resources so that the games they play retain their interest and attract them to our other games. We might not succeed in our efforts to increase the monetization rates of our users, particularly if we are unable to retain our paying players. If we fail to grow or sustain the number of our paying players, if the rates at which we attract and retain paying players declines, (whether due to financial hardship as a result of an economic downturn, such as the disruption caused by the COVID-19 pandemic, or for any other reason), or if the average amount our players pay declines, our business may not grow and our financial results will suffer.

The value of our virtual items is highly dependent on how we manage the economies in our games. If we fail to manage our game economies properly, our business may suffer.

Paying players make purchases in our games because of the perceived value of these virtual items, which is dependent on the relative ease of obtaining an equivalent good by playing our game. The perceived value of these virtual items can be impacted by various actions that we take in the games including offering discounts for virtual items, giving away virtual items in promotions or providing easier non-paid means to secure these goods. Managing game economies is difficult, and relies on our assumptions and judgement. If we fail to manage our virtual economies properly or fail to promptly and successfully respond to any such disruption, our reputation may suffer and our players may be less likely to play our games and to purchase virtual items from us in the future, which would cause our business, financial condition and results of operations to suffer.

Our revenue may be harmed by the proliferation of “cheating” programs and scam offers that seek to exploit our games and players, which may negatively affect game-playing experience and our ability to reliably validate our audience metric reporting and may lead players to stop playing our games.

Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit vulnerabilities in our games, play them in an automated way, collude to alter the intended game play or obtain unfair advantages over other players who do play fairly. These programs harm the experience of players who play fairly, may disrupt the virtual economies of our games and reduce the demand for virtual items, disrupting our in-game economy. In addition, unrelated third parties have attempted to scam our players with fake offers for virtual items or other game benefits. We devote significant resources to discover, discourage and disable these cheating and scam programs and activities. If we are unable to do so quickly, our operations may be disrupted, our reputation may be damaged, players may stop playing our games and our ability to reliably validate our audience metrics may be negatively affected. These cheating programs and scam offers result in lost revenue from paying players, disrupt our in-game economies, divert time from our personnel, increase costs of developing technological measures to combat these programs and activities, increase our customer service costs needed to respond to dissatisfied players, and may lead to legal claims.

Some of our players may make sales or purchases of virtual items used in our games through unauthorized or fraudulent third-party websites, which may reduce our revenue.

Virtual items in our games have no monetary value outside of our games. Nonetheless, some of our players may make sales and/or purchases of our virtual items, such as virtual coins for our Social Slots games or Zynga Poker virtual poker chips, through unauthorized third-party sellers in exchange for real currency. These unauthorized or fraudulent transactions are usually arranged on third-party websites and the virtual items offered may have been obtained through unauthorized means such as exploiting vulnerabilities in our games, from scamming our players with fake offers for virtual items or other game benefits, or from credit card fraud. We do not generate any revenue from these transactions. These unauthorized purchases and sales from third-party sellers have in the past and could in the future impede our revenue and profit growth by, among other things:

•	decreasing revenue from authorized transactions;

•	creating downward pressure on the prices we charge players for our virtual items;

•	increasing chargebacks from unauthorized credit card transactions;

•	causing us to lose revenue from dissatisfied players who stop playing a particular game;

•	causing us to lose revenue from players who we take disciplinary action against, including banning certain players who may have previously made purchases within our games;

•	increasing costs we incur to develop technological measures to curtail unauthorized transactions;

•	resulting in negative publicity or harm our reputation with players and partners; and

•	increasing customer support costs to respond to dissatisfied players.

To discourage unauthorized purchases and sales of our virtual items, we state in our terms of service that the buying or selling of virtual items from unauthorized third party sellers may result in bans from our games or legal action. With a community of players in the millions, we periodically encounter such issues and expect to continue to do so. We have banned players as a result of such activities. We have also filed lawsuits against third parties attempting to “sell” virtual items from our games, particularly poker chips from Zynga Poker, outside of our games. We have also employed technological measures to help detect unauthorized transactions and continue to develop additional methods and processes by which we can identify unauthorized transactions and block such transactions. However, there can be no assurance that our efforts to detect, prevent or minimize these unauthorized or fraudulent transactions will be successful and that these actions will not increase over time.

If we do not successfully invest in, establish and maintain awareness of our brand and games, if we incur excessive expenses promoting and maintaining our brand or our games, or if our games contain defects or objectionable content, our business, financial condition, results of operations or reputation could be harmed.

We believe that establishing and maintaining our brand is critical to maintaining and creating favorable relationships with players, platform providers, advertisers and content licensors, as well as competing for key talent. Increasing awareness of our brand and recognition of our games is particularly important in connection with our strategic focus on developing games based on our own intellectual property and successfully cross-promoting our games. In addition, globalizing and extending our brand and recognition of our games requires significant investment and extensive management time to execute successfully. Although we make significant sales and marketing expenditures in connection with the launch of our games, these efforts may not succeed in increasing awareness of our brand or the new games. If we fail to increase and maintain brand awareness and consumer recognition of our games, our potential revenues could be limited, our costs could increase and our business, financial condition, results of operations or reputation could suffer.

In addition, if a game contains objectionable content or the messaging functionality of our games is abused, we could experience damage to our reputation and brand. Despite reasonable precautions, some consumers may be offended by certain game content, the third-party advertisements displayed in our games, or by treatment of other users. If consumers believe that a game we published or third-party advertisement displayed in a game contains objectionable content, it could harm our brand and consumers could refuse to play it and could pressure the platform providers to remove the game from their platforms. For example, we rely on third-party advertising partners to display advertisements within our games, we have experienced (and may experience in the future) instances where offensive or objectionable content has been displayed in our games through our advertising partners. While this may violate the terms of our agreements with these advertising partners, our reputation and player experience may suffer. Furthermore, steps that we may take in response to such instances, such as temporarily or permanently shutting off access of such advertising partner to our network, may negatively impact our revenue in such period.

Similarly, our games may contain errors, bugs, flaws, corrupted data, defects and other vulnerabilities, some of which may only become apparent after their launch, particularly as we launch new games and rapidly release new features to existing games. Any such errors, flaws, defects and vulnerabilities may be exploited by cheating programs and other forms of misappropriation, disrupt our operations, adversely affect the game experience of our players, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in legal liability to us or harm our business, financial condition or results of operations.

If we are able to develop new games and features that achieve success, it is possible that these games and features could divert players of our other games without growing our overall user base, which could harm operating results.

Although it is important to our future success that we develop new games and features that are popular with players, it is possible that new games and features may reduce the amount of time players spend with our other games. In particular, we plan to continue leveraging our existing games to cross-promote new games and features, which may encourage players of existing games to divert some of their playing time and discretionary spending away from our existing games. If new games and game features do not grow our player base, increase the overall amount of time our players spend with our games, or generate sufficient new bookings to offset any declines from our other games, our revenue and bookings could be adversely affected.

We have a history of net losses and our revenue, bookings and operating margins may decline. We also may incur substantial net losses in the future and may not sustain profitability.

The industry in which we operate is highly competitive and rapidly changing, and relies heavily on successful new product launches and continually introducing compelling content, products and services. As such, if we fail to deliver such content, products and services, do not execute our strategy successfully or if our new content launches are delayed, our revenue, bookings and audience numbers may decline, and our operating results will suffer. As of December 31, 2021, we had an accumulated deficit of $2.4 billion.

In addition, our operating margin may experience downward pressure as a result of increasing competition and the other risks discussed in this report. We expect to continue to expend substantial financial and other resources on game development, our technology stack, game engines, game technology and tools, the expansion of our network, international expansion and marketing. Our operating costs will increase and our operating margins may decline if we do not effectively manage costs, launch new products on schedule that monetize successfully and enhance our franchise games so that these games continue to monetize successfully. In addition, weak economic conditions or other factors could cause our business to further contract, requiring us to implement significant additional cost cutting measures, including a decrease in research and development and sales and marketing, which could harm our long-term prospects.

If our revenues do not increase to offset any additional expenses, if we fail to manage or experience unexpected increases in operating expenses or if we are required to take additional charges related to impairments or restructurings, our financial results and results of operations may suffer.

We rely on assumptions and estimates to calculate certain of our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

Certain of our key metrics, including Mobile DAUs, Mobile MAUs, Mobile MUUs, Mobile MUPs, and Mobile ABPU are calculated using data tracked by our internal analytics systems based on tracking activity of user accounts. The analytics systems and the resulting data have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our user base and our recently acquired operations, and factors relating to user activity and systems may impact these numbers. The calculation of our key metrics and examples of how user activity and our systems may impact the calculation of these metrics is described in detail under the heading titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key Measures and Metrics.”

Our accuracy in calculating these metrics is further challenged by our focus on mobile gaming. As described under the heading titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key Measures and Metrics,” we rely on the accuracy and transparency of data provided by individuals and reported by third parties to calculate our metrics and eliminate duplication of data. For purposes of calculating Mobile MUUs and Mobile MUPs, for certain periods, we are unable to distinguish whether players of certain games are also players of our other games. As a result, we exclude players of these games from our calculation of Mobile MUUs and Mobile MUPs for those periods to avoid potential double counting.

Our advertisers and investors rely on our key metrics as a representation of our performance. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. If we determine that we can no longer calculate any of our key metrics with a sufficient degree of accuracy, and we cannot find an adequate replacement for the metric, our business, financial condition or results of operations may be harmed. In addition, if advertisers, platform partners or investors do not perceive our user metrics to be accurate representations of our user base or user engagement, or if we discover material inaccuracies in our user metrics, our reputation may be harmed and advertisers and platform partners may be less willing to allocate their budgets or resources to our products and services, which could negatively affect our business, financial condition or results of operations.

Our business and growth may suffer if we fail to attract, retain and motivate key personnel.

Our ability to compete and grow depends in large part on the efforts and talents of our employees and executives. Our success depends in a large part upon the continued service of our senior management team, who are critical to our vision, strategic direction, culture, products and technology, and the continued retention of our entire senior management team is important to the success of our operating plan. We do not have employment agreements, other than offer letters, with our senior management team, and we do not maintain key-man insurance for members of our senior management team. The loss of any member of our senior management team could cause disruption and harm our business, financial condition, results of operations or reputation.

In addition, our ability to execute our strategy depends on our continued ability to identify, hire, develop, motivate and retain highly skilled employees, particularly in the competitive fields of game design, product management, engineering and data science. These employees are in high demand, and we devote significant resources to identifying, recruiting, hiring, training, successfully integrating and retaining them. Interviewing, hiring and integrating new employees while working remotely presents our teams with new challenges. We have continued to experience significant turnover in our headcount, which has placed and will continue to place significant demands on our management and our operational, financial and technological infrastructure. As of December 31, 2021, approximately 34% of our employees had been with us for less than one year and approximately 51% for less than two years. As part of our global remote working plans, throughout the duration of the COVID-19 pandemic, we have devoted, and will continue to devote, increased efforts to maintaining the collaborative culture of Zynga, including through the use of videoconferencing and other online communication and sharing tools, and each of our global studios and to monitoring the health, safety, morale and productivity of our employees, including new employees, as we evaluate the impacts of this changing situation on our business and employees. As we evaluate options for the post-pandemic re-opening of our offices, we face uncertainty as to what our future workplace will look like and our ability to hire, motivate and retain our employees, as we strive to balance the health and safety of our employees with our employees’ preferences for collaboration and flexible work arrangements, while also maintaining efficient work streams, employee morale, and company culture.

We believe that two critical components of our success and our ability to retain our best people are our culture and our competitive compensation practices. Any volatility in our operating results and the trading price of our Class A common stock may cause our employee base to be more vulnerable to be targeted for recruitment by competitors. While we believe we compete favorably, competition for highly skilled employees is intense, particularly in the San Francisco Bay Area, where our headquarters is located. If we are unable to identify, hire and retain our senior management team and our key employees, our business, financial condition or results of operations could be harmed. Moreover, if our team fails to work together effectively to execute our plans and strategies on a timely basis, our business, financial condition or results of operations could be harmed.

We have historically hired a number of key personnel through acquisitions, and as competition with other game companies for attractive target companies with a skilled employee base persists and increases, we may incur significant expenses and difficulty in continuing this practice. The loss of talented employees with experience in the assets we acquire could result in significant disruptions to our business and the integration of acquired assets and businesses. If we do not succeed in recruiting, retaining, and motivating these key employees, we may not achieve the anticipated results of acquisitions.

Our core values of focusing on our players and acting for the long-term may conflict with the short-term expectations of analysts.

We believe surprising and delighting our players is essential to our success and serves the best, long-term interests of Zynga and our stockholders. Therefore, we have made in the past and we may make in the future, significant investments or changes in strategy that we think will benefit us in the long-term, even if our decision has the potential to negatively impact our operating results in the short term. In addition, our decisions may not result in the long-term benefits that we expect, in which case the success of our games, business, financial condition or results of operations could be harmed.

If the use of mobile devices as game platforms and the proliferation of mobile devices generally do not increase, our business could be adversely affected.

The number of people using mobile Internet-enabled devices has increased dramatically over time and we expect that this trend will continue. However, the mobile market, particularly the market for mobile games, may not grow in the way we anticipate. Our future success is substantially dependent upon the continued growth of the market for mobile games. In addition, we do not currently offer our games on all mobile devices. If the mobile devices on which our games are available decline in popularity or become obsolete faster than anticipated, we could experience a decline in revenue and bookings and may not achieve the anticipated return on our development efforts. Any such declines in the growth of the mobile market or in the use of mobile devices for games could harm our business, financial condition or results of operations.

Our international operations are subject to increased challenges and risks.

Continuing to expand our business to attract players in countries other than the U.S. is a critical element of our business strategy. An important part of targeting international markets is developing offerings that are localized and customized for the players in those markets. We expect to continue to expand our international operations in the future by opening new international studio locations and expanding our offerings in additional countries and languages. Our ability to expand our business and to attract talented employees and players in an increasing number of international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. We have experienced difficulties in the past and have not been successful in all the countries we have entered. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:

•	inability to offer certain games in certain foreign countries;

•	recruiting and retaining talented and capable management and employees in foreign countries;

•	challenges caused by distance, language and cultural differences;

•	developing and customizing games and other offerings that appeal to the tastes and preferences of players in international markets;

•	competition from local game makers with intellectual property rights and significant market share in those markets and with a better understanding of player preferences;

•

compliance with applicable foreign laws and regulations, including privacy laws (for example, the European Union’s General Data Protection Regulation and the California Consumer Privacy Act of 2018) and laws relating to content and consumer protection (for example, the United Kingdom’s Office of Fair Trading’s 2014 principles relating to in-app purchases in free-to-play games that are directed toward children 16 and under);

•	utilizing, protecting, defending and enforcing our intellectual property rights;

•	negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;

•	the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;

•	implementing alternative payment methods for virtual items in a manner that complies with local laws and practices and protects us from fraud;

•	compliance with anti-bribery laws, including the Foreign Corrupt Practices Act;

•	credit risk and higher levels of payment fraud;

•	currency exchange rate fluctuations;

•	protectionist laws and business practices that favor local businesses in some countries;

•	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the U.S. or the foreign jurisdictions in which we operate;

•	political, economic and social instability;

•	public health crises, such as the COVID-19 pandemic, which can result in varying impacts to our employees, players, vendors and commercial partners internationally;

•	higher costs associated with doing business internationally;

•	export or import regulations; and

•	trade and tariff restrictions.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition and operating results could be adversely affected. Additionally, our ability to successfully gain market acceptance in any particular market is uncertain, and the distraction of our senior management team could harm our business, financial condition or results of operations.

Any restructuring actions and cost reduction initiatives that we undertake may not deliver the expected results and these actions may adversely affect our business.

We have implemented a number of restructurings in the past in which we implemented certain restructuring actions and cost reduction initiatives to streamline operations and improve cost efficiencies to better align our operating expenses with our revenue, including reducing our headcount, rationalizing our product pipeline, reducing marketing and technology expenditures and consolidating and closing certain facilities. We plan to continue to manage costs to better and more efficiently manage our business. Our restructuring plans and other such efforts could result in disruptions to our operations and adversely affect our business, financial condition or results of operations.

We actively monitor our costs, however, if we do not fully realize or maintain the anticipated benefits of any restructuring actions and cost reduction initiatives, our business, financial condition or results of operations could be adversely affected, and additional restructuring initiatives may be necessary. In addition, we cannot be sure that the cost reduction initiatives will be as successful in reducing our overall expenses as expected or that additional costs will not offset any such reductions. If our operating costs are higher than we expect or if we do not maintain adequate control of our costs and expenses, our operating results will suffer.

In addition, our cost-cutting measures could negatively impact our business, financial condition or results of operations including but not limited to, delaying the introduction of new games, features or events, interrupting live services, impairing our control environment, delaying introduction of new technology, impacting our ability to react nimbly to game or technology issues, or impacting employee retention and morale.

Our investment portfolio may become impaired by deterioration of the financial markets.

Our cash equivalent and investment portfolio is invested with a goal of preserving our access to capital, and generally consists money market funds, corporate debt securities, U.S. government and government agency debt securities, mutual funds, certificates of deposit and time deposits. We follow an established investment policy and set of guidelines to monitor and help mitigate our exposure to interest rate and credit risk. The policy sets forth credit quality standards, permissible allocations of certain sectors and limits our exposure to specific investment types. Volatility in the global financial markets can negatively impact the value of our investments. If financial markets experience volatility, investments in some financial instruments may pose risks arising from market liquidity and credit concerns. In addition, any disruption of the capital markets could cause our other income and expense to vary from expectations. Although we believe our current investment portfolio has a low risk of material impairment, we cannot predict future market conditions, market liquidity or credit availability, and can provide no assurance that our investment portfolio will remain materially unimpaired.

The occurrence of an earthquake, other natural disaster or other significant business interruption at or near any of our facilities could cause damage to our facilities and equipment and interfere with our operations.

Our principal offices are located in the San Francisco Bay Area, an area known for earthquakes, and are thus vulnerable to damage. All of our facilities are also vulnerable to damage from natural or manmade disasters, including power loss, fire, explosions, floods, communications failures, terrorist attacks, contagious disease outbreak (such as the COVID-19 pandemic) and similar events. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, recovery from which may require substantial time and expense.

Risks Related to Our Dependence on Third Parties

We rely on third-party platforms such as the Apple App Store and the Google Play Store to distribute our games and collect revenue. If we are unable to maintain a good relationship with such platform providers, if their terms and conditions or pricing changed to our detriment, if we violate, or if a platform provider believes that we have violated, the terms and conditions of its platform, or if any of these platforms loses market share or falls out of favor or is unavailable for a prolonged period of time, our business will suffer.

We derive a significant portion of our bookings from distribution of our games on the Apple App Store and the Google Play Store, and the virtual items we sell in our games are purchased using the payment processing systems of these platform providers. In 2021, we derived 50% of our revenue and bookings on Apple platforms and 46% of our revenue and 45% of our bookings on Google platforms. In response to the ongoing COVID-19 pandemic, we have engaged with our partners at Apple, Google and other platform providers to understand their operations and have evaluated our business disruption plans. While we do not anticipate any interruption in their distribution platforms or ability to accept customer payments, any such disruptions, even temporary, may have material impacts on our business and operations.

We are subject to the standard policies and terms of service of third-party platforms, which govern the promotion, distribution, content and operation generally of games on the platform. Each platform provider has broad discretion to change and interpret its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, alter how we are able to advertise on the platform, change how the personal information of its users is made available to application developers on the platform, limit the use of personal information for advertising purposes, or restrict how players can share information with their friends on the platform or across platforms. For example, in December 2017, Apple revised its App Store Guidelines to require the disclosure of the odds of receiving certain types of virtual items from “loot boxes” (or similar mechanisms that offer a paid license to randomized virtual items) before customers purchase a license for the virtual items, and in May 2019 Google revised its Play Store policies to require similar disclosures. As another example, in April 2021, Apple released iOS version 14.5 which requires its users (and presumably users of future iOS versions), on an app-by-app basis, to explicitly opt-in to the use of identifier-for-advertising, a device identifier assigned by Apple to each of its devices and used by advertisers to attribute app installs to advertising campaigns, target users through user acquisition, and deliver targeted ads. Additionally, in February 2022, Google announced plans to make privacy-focused changes to its Android advertising identifiers after a two-year process, taking into account feedback from developers, regulators and other interested parties. We are continuing to evaluate how these rules or changes may affect our business, operations and financial results.

Furthermore, our social casino games have been noted in purported class-action complaints against our third-party platform providers where we are not the named defendants. For example, in February 2021, plaintiffs filed a purported class-action lawsuit in a California federal court against Apple alleging that Apple violated several states’ gambling laws by allowing the plaintiffs to download and play our social casino games. Similar allegations have been made in suits filed by plaintiffs in several U.S. states against Apple and/or Google in connection with their distribution of social casino games, some of which include a reference to Zynga or its social casino games. These lawsuits, or similar suits in the future, could cause Google, Apple, or other third-party platform providers to deny our social casino games access to their platforms, or the platforms could seek to pass on liability, including defense costs, for these suits to us under the indemnity provisions in our agreements with such platforms, which could have a material adverse effect on our results of operations, cash flows, or financial condition.

In addition, third-party platforms also impose certain file size limitations, which may limit the ability of players to download some of our larger games in over-the-air updates. Aside from these over-the-air file size limitations, a larger game file size could cause players to delete our games once the file size grows beyond the capacity of their devices’ storage limitations or could reduce the number of downloads of these games.

Such terms of use changes may decrease the visibility or availability of our games, limit our distribution capabilities, prevent access to our existing games, reduce the amount of revenue and bookings we may recognize from in-game purchases, increase our costs to operate on these platforms or result in the exclusion or limitation of our games on such platforms. Any such changes could adversely affect our business, financial condition or results of operations.

If we violate, or a platform provider believes we have violated, its terms of service (or if there is any change or deterioration in our relationship with these platform providers), that platform provider could limit or discontinue our access to the platform. A platform provider could also limit or discontinue our access to the platform if it establishes more favorable relationships with one or more of our competitors or it determines that we are a competitor. Any limit or discontinuation of our access to any platform could adversely affect our business, financial condition or results of operations.

We also rely on the continued popularity, customer adoption, and functionality of third-party platforms. In the past, some of these platform providers have been unavailable for short periods of time or experienced issues with their in-app purchasing functionality. If either of these events recurs on a prolonged, or even short-term, basis or other similar issues arise that impact players’ ability to access our games, access social features or purchase a license to virtual items, our business, financial condition, results of operations or reputation may be harmed.

We rely on third-party hosting and cloud computing providers, like Amazon Web Services (“AWS”), to operate certain aspects of our business. A significant portion of our game traffic is hosted by a single vendor, and any failure, disruption or significant interruption in our network or hosting and cloud services could adversely impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our games and to player satisfaction, as well as our corporate functions. Our games and company systems run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third-parties that we do not control and which would require significant time and expense to replace. We expect this dependence on third-parties to continue. We have suffered interruptions in service in the past, including when releasing new software versions or bug fixes, and if any such interruption were significant and/or prolonged it could adversely affect our business, financial condition, results of operations or reputation.

In particular, a significant portion, if not almost all, of our game traffic, data storage, data processing and other computing services and systems is hosted by AWS. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. The agreement requires AWS to provide us their standard computing and storage capacity and related support in exchange for timely payment by us. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all.

Any failure, disruption or interference with our use of hosted cloud computing services and systems provided by third-parties, like AWS, could adversely impact our business, financial condition or results of operations. In response to the ongoing COVID-19 pandemic, we have engaged with our partners at AWS to understand their operations and have evaluated our business disruption plans. In addition, since many of the technical specialists responsible for managing disruptions to our technology infrastructure are working from home in accordance with shelter-in-place orders issued due to the COVID-19 pandemic, the time required to remedy any interruption may increase. To the extent we do not effectively respond to any such interruptions, upgrade our systems as needed and continually develop our technology and network architecture to accommodate traffic, our business, financial condition or results of operations could be adversely affected. In addition, we do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance. Furthermore, our disaster recovery systems and those of third-parties with which we do business may not function as intended or may fail to adequately protect our critical business information in the event of a significant business interruption, which may cause interruption in service of our games, security breaches or the loss of data or functionality, leading to a negative effect on our business, financial condition or results of operations.

We derive a significant portion of our revenues from advertisements and offers that are incorporated into our free-to-play games through relationships with third parties. If we are unable to continue to compete for these advertisements and offers, or if any events occur that negatively impact our relationships with advertisers, our advertising revenues and operating results would be negatively impacted.

We derive a significant portion of our revenues though advertisements and offers we serve to players. We need to maintain good relationships with advertisers to provide us with a sufficient inventory of advertisements and offers. Online advertising, including through mobile games and other mobile applications, is an intensely competitive industry. Many large companies, such as Amazon, Facebook and Google, invest significantly in data analytics to make their websites and platforms more attractive to advertisers. In order for our advertising business to continue to succeed, we need to continue to demonstrate the reach of our player network and success of our advertising partners. If our relationship with any advertising partners terminates for any reason, or if the commercial terms of our relationships are changed or do not continue to be renewed on favorable terms, we would need to qualify new advertising partners, which could negatively impact our revenues, at least in the short term. Furthermore, our Chartboost subsidiary derives its revenue from business clients, many of which are mobile game publishers, who use Chartboost’s programmatic mobile advertising and monetization platform. Such clients often engage with several mobile advertising platforms and networks concurrently, thus Chartboost’s business faces significant competition.

In addition, internet-connected devices and operating systems controlled by third parties increasingly contain features that allow device users to disable functionality that allows for the delivery of advertising on their devices. Device and browser manufacturers may include or expand these features as part of their standard device specifications. For example, when Apple announced that UDID, a standard device identifier used in some applications, was being superseded and would no longer be supported, application developers were required to update their apps to utilize alternative device identifiers such as universally unique identifier, or, more recently, identifier-for-advertising, which simplifies the process for Apple users to opt out of behavioral targeting. In June 2020, Apple announced further changes, requiring its users with iOS 14 (and presumably future iOS versions) to request a user’s permission to track them or to access their mobile device’s identifier for advertising. Those changes, known as Apple’s AppTracking Transparency framework, went into effect in late April 2021, with the release of iOS 14.5. If users do not elect participate in functionality that supports the delivery of targeted advertising on their devices, our ability to deliver effective advertising campaigns on behalf of our advertisers could suffer, which could cause our business, financial condition, or results of operations to suffer.

Finally, the revenues that we derive from advertisements and offers is subject both to seasonality, as companies’ advertising budgets are generally highest during the fourth quarter and decline significantly in the first quarter of the following year, which negatively impacts our revenues in the first quarter, and to the financial health of advertisers, who, as they experience downturns or uncertainty in their own business operations for various reasons, such as the economic effects resulting from the COVID-19 pandemic, may decrease their advertising spending.

Our ability to acquire and maintain licenses to intellectual property may affect our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.

While most of the intellectual property we use in our games is created by us, we also acquire rights to third-party intellectual property. For example, we use licensed intellectual property as creative assets in games such as Game of Thrones™ Slots Casino, Harry Potter™: Puzzles & Spells, Hit It Rich! Slots, Wizard of Oz Slots and Wonka’s World of Candy, and we are developing new games using licensed intellectual property such as Star Wars™.

Proprietary licenses typically limit our use of intellectual property to specific uses and for specific time periods, require time and attention of licensors in providing guidance and related approvals, and include other contractual obligations with which we must comply. We have and may continue to experience delays in working with licensors and their proprietary content as we partner with them to develop new games and features. While these delays have not been material to date, it is possible that the COVID-19 pandemic may divert executive attention and other resources from us or our licensing partners and presents other business challenges, such as dependence on the need for resources only available in physical office locations. Competition for these licenses is intense, and often results in increased advances, minimum payment guarantees and royalties that we must pay to the licensor. If we are unable to obtain and remain in compliance with the terms of these licenses or obtain additional licenses on reasonable economic terms, our revenue and profitability may be adversely impacted. In addition, use of these intellectual properties generally requires that we pay a royalty to the licensor, which decreases our profitability. If the mix of player purchases shifts towards games in which we use licensed intellectual properties increases, our overall margins may be reduced.

In addition, many of our games are built on proprietary source code of third parties, such as Unity and Epic Games. If we are unable to renew licenses to proprietary source code underlying our games, or the terms and conditions of these licenses change at the time of renewal our business, financial condition or results of operations could be negatively impacted. We rely on third parties, including Unity and Epic Games, to maintain versions of their proprietary engines that allow us to ship our games on multiple platforms. If a third party from whom we license source code discontinues support for one or more of these platforms, our business, financial condition or results of operations could be negatively impacted.

Companies and governmental agencies may restrict access to platforms, our website, mobile applications or the Internet generally, which could lead to the loss or slower growth of our player base.

Our players generally need to access the Internet and in particular platforms such as the Apple App Store, the Google Play Store, Facebook, Snapchat or our website to play our games. Companies and governmental agencies could block access to any platform, our website, mobile applications or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit employees from accessing Apple, Google, Facebook and our website or any social platform. If companies or governmental entities block or limit such or otherwise adopt policies restricting players from playing our games, our business could be negatively impacted and could lead to the loss or slower growth of our player base.

We are subject to counterparty risk with respect to the capped call transactions.

The counterparties to the capped call transactions entered into in connection with the offering of the Notes (as defined below) are financial institutions, and we will be subject to the risk that one or more of the counterparties may default or otherwise fail to perform, or may exercise certain rights to terminate, their obligations under the capped call transactions. Our exposure to the credit risk of the counterparties will not be secured by any collateral. Global economic conditions have in the past resulted in the actual or perceived failure or financial difficulties of many financial institutions. If a counterparty to one or more capped call transactions becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under such transactions. Our exposure will depend on many factors but, generally, our exposure will increase if the market price or the volatility of our Class A common stock increases. In addition, upon a default or other failure to perform, or a termination of obligations, by a counterparty, the counterparty may fail to deliver the shares of our Class A common stock required to be delivered to us under the capped call transactions and we may suffer adverse tax consequences or experience more dilution than we currently anticipate with respect to our Class A common stock. We can provide no assurances as to the financial stability or viability of the counterparties.

Risks Related to Legal or Regulatory Compliance

Cybersecurity attacks, including breaches, computer viruses and computer hacking attacks could harm our business, financial condition, results of operations or reputation.

Cybersecurity attacks, including breaches, computer malware, computer hacking and insider threats have become more prevalent in our industry, and experts have warned that the global disruption related to the COVID-19 pandemic and remote working conditions have resulted in increased threats and malicious activity. Any cybersecurity breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, or the inadvertent transmission of computer viruses could adversely affect our business, financial condition, results of operations or reputation. We have experienced and will continue to experience hacking attacks of varying degrees from time to time. Because of our prominence in the social game industry, we believe we are a particularly attractive target for hackers. Additionally, rapidly evolving technology and capabilities, evolving changes in the sources, capabilities and targets for cybersecurity attacks, as well as the increasing sophistication of cyber criminals increase the risk of material data compromise or business disruption. As cybersecurity threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. The inability to implement, maintain and upgrade adequate safeguards could have a material adverse effect on our business.

In addition, we store sensitive information, including personal information about our employees, and our games involve the storage and transmission of players’ personal information on equipment, networks and corporate systems run by us or managed by third-parties including Amazon, Apple, Facebook, Google and Microsoft. We are subject to global laws, rules and regulations requiring us to provide notification to players, investors, regulators and other affected parties in the event of a security breach of certain personal data, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. These laws and regulations may change or be interpreted and applied differently over time and from jurisdiction to jurisdiction. The costs of compliance with these laws, including, among others, the European Union’s General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act of 2018 (“CCPA”), have increased and may increase in the future. Our corporate systems, third-party systems and security measures may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to, or compromise the integrity of, our data, our employees’ data, our players’ data or any third-party data we may possess. Any such security breach could require us to comply with various breach notification laws, may affect our ability to operate and may expose us to litigation, remediation and investigation costs, increased costs for security measures, loss of revenue, damage to our reputation and potential liability, each of which could be material.

In September 2019, we announced that an incident had occurred that involved player data (the “Data Incident”). Upon our discovery of the Data Incident, an investigation was immediately commenced and leading advisors and third-party forensics firms were retained to assist. The investigation revealed that, during the third quarter of 2019, outside hackers illegally accessed certain player account information and other Zynga information, and that no financial information was accessed. We provided notifications to players, investors, regulators and other third parties, where we believed notice was required or appropriate. We may continue to experience increased costs related to our response to the Data Incident and our efforts to further enhance our security measures. In addition, it is possible that the Data Incident may result in loss of players and partners, harm to our reputation, increased costs to maintain insurance coverage, devotion of substantial management time, litigation or regulatory enforcement, claims for indemnification obligations, future cybersecurity attacks and other potential liabilities. We are currently subject to consumer class action complaints filed in connection with the Data Incident, as further described in the section titled “Legal Matters” included in Note 15 -“Commitments and Contingencies” in the notes to the consolidated financial statements included in the Zynga Form 10-K. While we intend to defend ourselves vigorously against the claims asserted, we cannot anticipate the potential outcomes, costs and expenses associated with these and any future lawsuits. Although we maintain insurance, the amount of our insurance may not cover the costs associated with such consumer class actions.

We are subject to laws and regulations concerning privacy, information security, data protection, consumer protection and protection of minors, and these laws and regulations are continually evolving. Our actual or perceived failure to comply with these laws and regulations could harm our business.

We receive, store and process personal information and other player data, and we enable our players to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the collection, storing, sharing, use, processing, disclosure, deletion and protection of personal information and other player data on the Internet and mobile platforms, and with our acquisition of Chartboost, we are subject to additional laws and contractual obligations relating to its advertising operations. The scope of these laws are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules.

Various government and consumer agencies have called for new regulation and changes in industry practices and are continuing to review the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. Global privacy laws and regulations are constantly emerging and evolving and may change or be interpreted and applied differently over time and from jurisdiction to jurisdiction, resulting in greater compliance burdens and costs associated with efforts to comply. For example, the GDPR, which became effective in May 2018, created new individual privacy rights and imposed worldwide obligations on companies processing personal data of European Union users, which has created a greater compliance burden for us and other companies with European users, and subjects violators to substantial monetary penalties. Another example is the State of California’s passage of the CCPA, which went into effect on January 1, 2020 and created new privacy rights for consumers residing in the state. On November 3, 2020, California voters approved an initiative that will modify the CCPA significantly when it goes into effect in 2022, resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply.

There is also increased attention being given to the collection of data from minors. For instance, the Children’s Online Privacy Protection Act requires companies to obtain parental consent before collecting personal information from children under the age of 13. Additionally, the UK Age Appropriate Design Code, which may require changes to the design of, and personal data processing by, online services “likely to be accessed” by UK users under the age of 18, went into enforcement in September 2021. Compliance with global privacy-related laws, regulations, and similar legal requirements has required us to devote significant operational resources and incur significant expenses.

All of our games are subject to our privacy policy and our terms of service located in application storefronts, within our games and on our corporate website. We generally comply with industry standards and are subject to the terms of our privacy-related obligations to players and third parties. We strive to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, to the extent reasonably attainable. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. It is also possible that new laws, policies, legal obligations or industry codes of conduct may be passed, or existing laws, policies, legal obligations or industry codes of conduct may be interpreted in such a way that could prevent us from being able to offer services to citizens of a certain jurisdiction or may make it costlier or more difficult for us to do so. For example, in July 2020, Apple began removing games from its China App Store in order to comply with Chinese gaming regulations first introduced in 2016, requiring developers to obtain licenses from Chinese authorities prior to launching games that are paid for or have in-app purchases. Accordingly, the Zynga games which were previously available in the China App Store have been removed by Apple. While we are assessing options to bring Zynga games to China in the future, we note that Zynga’s revenue and bookings from Apple’s China App Store have not historically been significant.

We are also subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive certain data that is critical to our operations, including data shared between countries or regions in which we operate. For example, in July 2020, the European Union-U.S. Privacy Shield, on which we historically relied for the transfer of certain data from the European Union to the U.S., was invalidated by the Court of Justice of the European Union (CJEU). In addition, other bases upon which Zynga relies to legitimize the transfer of such data, such as Standard Contractual Clauses (SCCs), have been subjected to regulatory and judicial scrutiny. The CJEU upheld the validity of SCCs in July 2020 subject to certain conditions, and the European Commission issued new SCCs on June 4, 2021, which has resulted in, and will continue to result in, changes to our use of SCCs. Further regulatory guidance could result in additional changes over time. If one or more of the legal bases for transferring data from Europe to the United States is invalidated or the transfer frameworks are amended, if we are unable to transfer data between and among countries and regions in which we operate, or if we are restricted from sharing data among our products and services, it could affect the manner in which we operate and require us to change our data processing policies and measures, which may be burdensome and difficult to undertake successfully, and could adversely affect our financial results. Any failure or perceived failure by us to comply with our privacy policy and terms of service, our privacy-related obligations to players or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other data of players and other individuals, may result in governmental investigations and enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our players to lose trust in us and other harm to our reputation, which could have an adverse effect on our business, financial condition or results of operations. Additionally, if third parties we work with, such as players, vendors or developers violate applicable laws or our policies, such violations may also put our players’ information at risk and could in turn have an adverse effect on our business, financial condition or results of operations.

We are involved in legal proceedings that may result in adverse outcomes.

We are involved in claims, suits, government investigations, and proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, securities claims, privacy, data protection or law enforcement matters, tax matters, labor and employment claims, consumer protection claims, competition-related claims, commercial and indemnification claims, acquisition-related claims and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, financial condition or results of operations. See the section titled “Legal Matters” included in Note 15 - “Commitments and Contingencies” in the notes to the consolidated financial statements included in the Zynga Form 10-K.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the U.S. and abroad that affect our business, including state and federal laws regarding consumer protection, electronic marketing, protection of minors, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S. There is a risk that existing or future laws may be interpreted in a manner that is not consistent with our current practices and could have an adverse effect on our business. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions or other jurisdictions may claim that we are required to comply with their laws and regulations.

We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. In addition, there are ongoing academic, political and regulatory discussions in the U.S., Europe, Australia, Brazil and other jurisdictions regarding whether certain game genres, such as social casino, or certain game mechanics, such as “loot boxes”, should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. For example, in 2018 a court determined that a class-action plaintiff was able to state a claim that an online social casino game operated by Big Fish Games, Inc. violated a specific anti-gambling law in Washington State. Subsequent to this ruling, additional purported class-action suits were filed against other social casino gaming companies for alleged violations of Washington State’s gambling and consumer protection laws, and some of the defendant companies have entered into settlement agreements to settle their respective lawsuits. In February 2022, a putative class action complaint was filed against Zynga generally alleging similar violations of Washington State’s gambling and consumer protection laws. In late 2020 and throughout 2021, several class action suits have been filed in multiple states in the U.S. against platforms and publishers alleging online social casino games violate various anti-gambling laws, including a February 2021 federal class action suit filed against Zynga in California alleging that our social slots games violate certain state anti-gambling and consumer protection laws. In Australia, a member of federal parliament introduced a bill in June 2020 seeking to ban social casino games in the country because, in part, his belief that such games groom children and young adults for real-money gambling later in life. If new social casino regulations are imposed, or other regulations are interpreted to apply to our social casino games, certain, or all, of our casino-themed games may become subject to such rules and regulations and expose us to civil and criminal penalties if we do not comply. Additionally, loot box game mechanics have been the subject of increased public discussion - for example, Belgium and the Netherlands have recommended enforcement actions against certain companies, the U.S. Federal Trade Commission (“FTC”) held a public workshop on loot boxes in August 2019, at least one bill has been introduced in the U.S. Senate that would regulate loot boxes in games marketed toward players under the age of 18, the United Kingdom’s Department for Digital, Culture, Media and Sport in September 2020 launched a call for evidence into the impact of loot boxes on in-game spending and gambling-like behavior, several class action suits have been filed in Brazil and in Canada against various companies for offering loot boxes in their games or platforms based in part on claims connecting or equating loot boxes to gambling (with Zynga being one of numerous defendants in a Canadian class action suit), and politicians have cited loot boxes as an example of recent technology innovation where government regulation is needed. In some of our games, such as CSR Racing 2, Empires & Puzzles, FarmVille 3, Golf Rival, Harry Potter: Puzzles & Spells, Merge Dragons!, Merge Magic! and Zynga Poker, certain mechanics may be deemed as “loot boxes”. New regulation by the FTC, U.S. states or other international jurisdictions, which may vary significantly across jurisdictions and which we may be required to comply with, could require that these game mechanics be modified or removed from games, increase the costs of operating our games, impact player engagement and monetization or otherwise harm our business performance. It is difficult to predict how existing or new laws may be applied to these or similar game mechanics. If we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the U.S. and elsewhere that could restrict the online and mobile industries, including player privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce and virtual items may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, labeling of free-to-play games, or regulation of currency, banking institutions, unclaimed property, or money transmission may be interpreted to cover our games and the virtual currency, goods or payments that we receive. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may lessen the growth of social game services and impair our business, financial condition or results of operations.

The exit by the United Kingdom from the European Union could harm our business, financial condition or results of operations.

The United Kingdom left the European Union in 2020 (commonly referred to as “Brexit”). The effects of Brexit will depend on agreements, if any, the United Kingdom makes to retain access to European Union. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate.

The announcement of Brexit caused (and the post-transition period relationship between the United Kingdom and the European Union is expected to cause future) significant volatility in global stock markets, which could cause our stock price to be subject to wide fluctuations, and significant fluctuations in foreign currency exchange rates, which will affect our financial results as we report in U.S. dollars and may affect our ability to attract and retain employees in the United Kingdom. The announcement of Brexit also created (and the post-transition period relationship between the United Kingdom and the European Union may create future) global economic uncertainty, which may cause our players to reduce the amount of money they spend on our games. The post-transition period relationship between the United Kingdom and the European Union could cause disruptions to and create uncertainty surrounding our business, including affecting our United Kingdom operations and relationships with existing and future players, suppliers and employees. Any of these effects of Brexit, and others we cannot anticipate, could harm our business, financial condition or results of operations.

Changes in tax laws or tax rulings could materially affect our effective tax rates, financial position, results of operations and cash flows.

The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws (including in response to the COVID-19 pandemic) or tax rulings, or changes in interpretations of existing laws, could cause us to be subject to additional income and non-income based taxes (such as payroll, sales, use, value-added, digital tax, net worth, property, and goods and services taxes), which in turn could materially affect our financial position and results of operations. For example, in December 2017, the U.S. federal government enacted the 2017 Tax Act. The 2017 Tax Act significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate, implementing a partially territorial tax system, and imposing a one-time deemed repatriation toll tax on cumulative undistributed foreign earnings. Another example is the June 7, 2019 opinion issued in Altera Corp v. Commissioner by a three judge panel from the Ninth Circuit, reversing a 2015 U.S. Tax Court decision. The Ninth Circuit ruled in favor of the Commissioner, validating U.S. Treasury regulations that require parties to a qualified cost-sharing arrangement to include stock-based compensation in the cost pool. The taxpayer subsequently petitioned the Ninth Circuit for a rehearing en banc, and, on November 12, 2019, the Ninth Circuit denied such petition. On February 10, 2020, the taxpayer requested the U.S. Supreme Court to review the Ninth Circuit’s decision, and, on June 22, 2020, the U.S. Supreme Court denied request for review. As a result of the Ninth Circuit’s opinion being upheld, our ability to offset 2019 taxable income with net operating losses was reduced. For more information, see Note 9 - “Income Taxes” in the notes to the consolidated financial statements in the Zynga Form 10-K.

In addition, the United States and many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact our tax obligations. These proposals include changes to the existing framework to calculate income tax as well as proposals to change or impose new types of non-income taxes, including taxes based on a percentage of gross receipts such as digital service taxes.

Any significant changes to the taxation of our activities discussed above could increase our future worldwide effective tax rate or non-income taxes that may result in a material adverse effect on our business, financial condition, results of operations, or cash flows. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

We may have exposure to greater than anticipated tax liabilities.

Our tax obligations, including income and non-income taxes, are based in part on our corporate operating structure and intercompany arrangements, including the manner in which we develop, value, manage, protect and use our intellectual property and the valuation of our intercompany transactions. The tax laws applicable to our business, including the laws of the U.S. and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue. In the third quarter of 2020, we made changes to our international structure including migrating certain intellectual property back to the United States in order to align the global economic ownership of the intellectual property with our current and future business operations. Our current and historical corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. However, the taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and results of operations. In addition, future changes to our corporate structure and intercompany agreements, including through acquisitions, could impact our worldwide effective tax rate and harm our financial position and results of operations.

Risks Related to Our Intellectual Property

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition or results of operations.

We regard the protection of our trade secrets, copyrights, trademarks, service marks, trade dress, domain names, patents, and other product rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions and business practices. We enter into confidentiality and invention assignment agreements with our employees and contractors and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and business practices may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We pursue the registration of our copyrights, trademarks, service marks, domain names, and patents in the U.S. and in certain locations outside the U.S. This process can be expensive and time-consuming, may not always be successful depending on local laws or other circumstances, and we also may choose not to pursue registrations in every location depending on the nature of the project to which the intellectual property rights pertain. We may, over time, increase our investments in protecting our creative works.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. For example, we have brought actions to protect our “Zynga Poker,” “Ville,” and “With Friends” franchises against third-party uses of those intellectual property assets and brands. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity, and diversion of management and technical resources, any of which could adversely affect our business, financial condition or results of operations. If we fail to maintain, protect and enhance our intellectual property rights, our business, financial condition or results of operations may be harmed.

We are, and may in the future be, subject to intellectual property disputes, which are costly to defend and could require us to pay significant damages and could limit our ability to use certain technologies in the future.

From time to time, we have faced, and we may face in the future, allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors, non-practicing entities and former employers of our personnel. Intellectual property litigation may be protracted and expensive, and the results are difficult to predict. As the result of any court judgment or settlement, we may be obligated to cancel the launch of a new game, stop offering a game or certain features of a game in a particular geographic region or worldwide, pay royalties or significant settlement costs, purchase licenses or modify our games and features, or develop substitutes.

In addition, we use open source software in our game development and expect to continue to use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games, any of which would have a negative effect on our business, financial condition or results of operations. See the section titled “Legal Matters” included in Note 15 - “Commitments and Contingencies” in the notes to the consolidated financial statements included in the Zynga Form 10-K.